Exhibit 5.1

February 25, 2025

Board of Directors
3017 Bolling Way NE, Floor 2,
Atlanta, Georgia, 30305, USA

To the Board of Directors:

We are acting as counsel to T Stamp Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-271091), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on April 3, 2023 (the “Registration Statement”) and which became effective on April 12, 2023, the related base prospectus, dated April 3, 2023 (the “Base Prospectus”), and the prospectus supplement dated February 25, 2025 (the “ATM Prospectus”) and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act. The Prospectus relates to an Equity Distribution Agreement, dated February 25, 2025 (the “Equity Distribution Agreement”) between the Company and Maxim Group, LLC, as selling agent, which provides for, among other things the issuance and sale of up to $6,196,000 worth of shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) from time to time and at various prices in an “at-the-market offering.” Sales made under the Equity Distribution Agreement will be made pursuant to the Company’s Prospectus.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, Equity Distribution Agreement, the Third Amended and Restated Certificate of Incorporation of the Company, as amended, the amended and restated bylaws of the Company, and such other documents or records necessary in our estimation to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We have further assumed that the Shares will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the SEC thereunder and the Shares or blue sky laws of various states and the terms and conditions of the Equity Distribution Agreement.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when the Shares are issued, delivered and paid for in accordance with the terms and conditions of the Equity Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.

We have assumed that, at the time of the issuance, sale and delivery of the Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Company’s Third Amended and Restated Certificate of Incorporation, as amended, and the amended and restated bylaws of the Company, each as currently in effect, will not have been modified or amended and will be in full force and effect; (iii) there will be a sufficient number of shares of Common

Stock authorized and then available for issuance under the certificate of incorporation of the Company as then in effect; and (iv) the Company is validly existing and in good standing at the time of issuance.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement, Prospectus, or any portion thereof.

We further consent to the use of this opinion as an exhibit to a Current Report on Form 8-K of the Company, the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Yours truly,
/s/ CrowdCheck Law, LLP

AS